Exhibit 10.6

PARKER DRILLING COMPANY

FORM OF RESTRICTED STOCK UNIT INCENTIVE AGREEMENT

THIS RESTRICTED STOCK UNIT INCENTIVE AGREEMENT (this “Agreement”) is made and entered into by and between Parker Drilling Company, a Delaware corporation (the “Company”), and [                    ], an employee of the Company (“Grantee”), as of March 26, 2019 (the “Grant Date”). The Restricted Stock Units granted to Grantee pursuant to this Agreement shall be granted under the Parker Drilling Company 2019 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and are subject to the terms and conditions of the Plan. The Plan is hereby incorporated herein in its entirety by this reference and capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.

WHEREAS, the Company desires to grant Restricted Stock Units to Grantee, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and

WHEREAS, Grantee desires to be the holder of Restricted Stock Units subject to the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee [                    ] Restricted Stock Units (the “Units”). Subject to Section 3 hereof, each Unit shall initially represent one share of the Company’s Common Stock (“Share”). Each Unit represents an unsecured promise of the Company to deliver one Share to the Grantee pursuant to the terms and conditions of the Plan and this Agreement. As a holder of Units, the Grantee has the rights of a general unsecured creditor of the Company until the Units are converted to Shares upon vesting and transferred to Grantee, as set forth herein.

2.    Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Units granted hereunder, except as provided under the Plan. Any purported Transfer of Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

3.    Vesting of Units and Delivery of Shares.

(a)    Vesting Dates. Grantee shall vest in the Units granted hereunder in accordance with the following schedule: (i) 33 1/3% of the Units shall vest on the first anniversary of the Grant Date, (ii) 33 1/3% of the Units shall vest on the second anniversary of the Grant Date and (iii) 33 1/3% of the Units shall vest on the third anniversary of the Grant Date (each, a “Vesting Date”), provided that the Grantee is still an Employee and has continuously been an Employee from the Grant Date through the respective Vesting Date, except as provided in Section 4 hereof.

(b)    Change in Control. If there is a Change in Control, all the outstanding Units shall automatically become 100% vested and free of all restrictions upon the consummation of the Change in Control. Notwithstanding anything in the Plan to the contrary, a transaction by the Excluded Buyers that would otherwise constitute a Change in Control will not be considered to be a Change in Control for purposes of this Agreement if the Excluded Buyers agree to provide the Grantee with customary tag along rights that permit the Grantee to participate on a pro rata basis in future sales by the Excluded Buyer or any of its Affiliates on the same terms and conditions as the applicable selling Excluded Buyer, customary piggy-back registration rights, and Grantee agrees to be subject to customary drag rights provided that, with respect to both the tag along rights and drag along rights, the Grantee will not be required to agree to restrictive covenants that are more onerous to the Grantee than those set forth in the Employment Agreement (defined below).

(c)    Settlement of Shares. As soon as practicable, but in no event later than ten (10) days after any Units become vested, the Company shall deliver to Grantee the number of Shares for the vested Units and such Units shall expire when exchanged for such Shares. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such Shares) shall be determined by the Company. In all cases, the delivery of Shares under this Award is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner. All Shares delivered to or on behalf of Grantee in exchange for vested Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.

(d)    Dividends and Splits. If the Company (i) declares a stock dividend or makes a distribution on its Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Units granted under this Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Committee regarding such adjustments shall be binding.

(e)    Dividend Equivalents. Each Unit shall be credited with an amount equal to the cash dividends paid by the Company in respect of Shares (“Dividend Equivalents”). Dividend Equivalents will be withheld by the Company and credited to the Grantee’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Grantee’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Grantee’s account and attributable to any particular Unit (and earnings thereon, if applicable) will be distributed in cash upon settlement of such Unit and, if such Unit is forfeited, the Grantee will have no right to such Dividend Equivalents.

4.    Termination of Employment. If Grantee’s Employment is voluntarily or involuntarily terminated by the Company or Grantee, then Grantee shall immediately forfeit for no consideration the outstanding Units that are not already vested as of such date, except as provided below in this Section 4. Upon the forfeiture of any Units hereunder, the Grantee shall cease to have any rights in connection with such Units as of the date of forfeiture. Notwithstanding the foregoing, in the event of Grantee’s Qualifying Termination, all of the restrictions and any other conditions for all Units scheduled to vest on the next Vesting Date shall be fully satisfied and such Units shall fully vest. Any remaining unvested Units shall be forfeited for no consideration. For purposes of this Agreement, “Qualifying Termination” means the Employment of Grantee is (i) terminated due to death or Disability, (ii) involuntarily terminated by the Company (or by any successor to the Company) for any reason except Cause or (iii) voluntarily terminated by the Grantee for Good Reason. For purposes of this Agreement, “Cause” and “Good Reason” have the respective meanings set forth in the Grantee’s Employment Agreement with the Company dated March 26, 2019 (the “Employment Agreement”).

5.    Grantee’s Representations. Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to the Grantee hereunder, if the issuance of such Shares constitutes a violation by the Grantee or the Company of any law or regulation of any governmental authority. Any determination in this regard that is made by the Committee, in good faith, shall be final and binding. The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.

6.    Tax Withholding. To the extent that the receipt of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, or, at the election of the Grantee, the Company shall withhold Shares having a Fair Market Value equal to all payroll and income taxes imposed on or incurred by Grantee in connection with such settlement.

7.    Independent Legal and Tax Advice. The Grantee acknowledges that (a) the Company is not providing any legal or tax advice to Grantee and (b) the Company has advised the Grantee to obtain independent legal and tax advice regarding this Agreement and any payment hereunder.

8.    No Rights in Shares. The Grantee shall have no rights as a stockholder in respect of any Shares, unless and until the Grantee becomes the record holder of such Shares on the Company’s records.

9.    Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, the provisions of this Agreement shall control. All determinations and computations under this Agreement shall be made by the Committee (or its authorized delegate) in its discretion as exercised in good faith.

The award of Units is intended to comply with or be exempt from Section 409A of the Internal Revenue Code and any ambiguous provisions hereof shall be interpreted accordingly. Accordingly, Grantee consents to such amendment of this Agreement as the Committee may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available, to Grantee a copy of any such amendment.

10.    Restrictive Covenants. As a condition to the award of the Units, the Grantee agrees to comply with Sections 10 through 15 and be bound by Sections 16 through 18 of the Employment Agreement, which are incorporated herein by reference.

11.    Miscellaneous.

(a)    No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.

(b)    Transferability of Units. The Units are transferable only to the extent permitted in accordance with the Plan at the time of transfer (i) by will or by the laws of descent and distribution, or (ii) by a domestic relations order in such form as is acceptable to the Company. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of the Grantee or any permitted transferee thereof.

(c)    Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period. The Employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement did not exist.

(d)    Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at the address indicated on the Company’s records, or at such other address and number as a party has last previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered, sent by courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e)    Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Grantee and the Company (by action of the Committee or its delegate) if such action is adverse to the Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(f)    No Guarantee of Tax or Other Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to the Grantee or any other person. The Grantee has been advised, and provided with ample opportunity, to obtain independent legal and tax advice regarding this Agreement.

(g)    Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions, except as preempted by controlling federal law. The invalidity of any provision of this Agreement shall not affect any other provision hereof or of the Plan, which shall remain in full force and effect.

(h)    Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is hereby approved and executed as of the date first written above.

Parker Drilling Company

By:
Name:
Title:

Grantee

Signature

[Name of Grantee]

Grantee’s Address for Notices: